FOR IMMEDIATE RELEASE CONTACTS: Media: Diane Pelkey Under Armour, Inc. Tel: 410.246.5927 dpelkey@underarmour.com

Investors:

Tom Shaw, CFA

Under Armour, Inc.

Tel: 410.468.2512 x6363

UNDER ARMOUR ANNOUNCES MARK DOWLEY TO TRANSITION TO ADVISORY

ROLE WITH THE COMPANY

Baltimore, MD (April 8, 2011) – Under Armour, Inc. (NYSE:UA) today announced that Mark Dowley is transitioning from his role as Executive Vice President of Global Brand and President of International of the Company. Effective May 1, 2011, he will become an advisor to the Company, reporting to Kevin Plank, President, Chief Executive Officer and Chairman of the Board of Directors of Under Armour, Inc.

“As an advisor to the Company, Mark will be able to better utilize his unique ability to bring together the best minds in the world working for our brand,” said Plank. “I look forward to continuing this partnership to help achieve our brand vision to be the world’s #1 performance athletic brand.”

“I believe Under Armour is a once in a lifetime brand. I am thrilled that Kevin has agreed to my request to serve in a role that we all feel will be the most productive use of my skill sets,” said Dowley. “Kevin is one of the most dynamic and visionary CEO’s I have ever come in contact with and it will be a pleasure to continue our work together.”

Wayne Marino, Chief Operating Officer of Under Armour, will assume leadership of International and Plank will oversee Brand and Sports Marketing.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

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